Exhibit 99.1

Smith Barney Tidewater Futures Fund L.P.
Annual Report December 31, 2006

CITIGROUP MANAGED FUTURES LLC

To the Limited Partners of
Smith Barney Tidewater Futures Fund L.P.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By: Jennifer Magro
Chief Financial Officer and Director Citigroup Managed Futures LLC General Partner, Smith Barney Tidewater Futures Fund L.P.
Citigroup Managed Futures LLC 731 Lexington Avenue 25th Floor New York, N.Y. 10022 212-559-2011

Report of Independent Registered Public Accounting Firm

The Partners
Smith Barney Tidewater Futures Fund L.P.:

We have audited the accompanying statements of financial condition of Smith Barney Tidewater Futures Fund L.P. (the Partnership), including condensed schedules of investments, as of December 31, 2006 and 2005, and the related statements of income and expenses, changes in partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2006. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Smith Barney Tidewater Futures Fund L.P. as of December 31, 2006 and 2005, and the results of its operations, changes in its partners’ capital and its cash flows for each of the years in the three-year period ended December 31, 2006 in conformity with U.S. generally accepted accounting principles.

New York, New York
March 22, 2007

Smith Barney Tidewater Futures Fund L.P.
Statements of Financial Condition
December 31, 2006 and 2005

	2006	2005
Assets:
Equity in commodity futures trading account:
Cash (restricted $17,495,259 and $14,417,089 in 2006 and 2005, respectively) (Note 3c)	$79,467,939	$48,383,050
Net unrealized appreciation on open futures positions	6,048,420	1,496,065
Unrealized appreciation on open forward contracts	277,393	7,266,039
	85,793,752	57,145,154
Interest receivable (Note 3c)	267,950	122,255
	$86,061,702	$57,267,409

Liabilities and Partners’ Capital:
Liabilities:
Unrealized depreciation on open forward contracts	$62,243	$3,473,897
Accrued expenses:
Brokerage commissions (Note 3c)	465,830	296,970
Management fees (Note 3b)	142,474	90,765
Professional fees	20,110	15,938
Other	29,216	46,540
Redemptions payable (Note 5)	2,371,151	323,914
	3,091,024	4,248,024
Partners’ Capital (Notes 1 and 5):
General Partner, 196.9753 Unit equivalents outstanding in 2006 and 2005	486,517	423,509
Limited Partners, 33,395.2682 and 24,462.4996 Redeemable Units of Limited Partnership Interest outstanding in 2006 and 2005, respectively	82,484,161	52,595,876
	82,970,678	53,019,385
	$86,061,702	$57,267,409

See accompanying notes to financial statements.

Smith Barney Tidewater Futures Fund L.P.
Condensed Schedule of Investments
December 31, 2006

	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Currencies	$886,629	1.07%
Energy	(140,750)	(0.17)
Grains	666,496	0.80
Indices	1,065,722	1.28
Interest Rates U.S.	(52,438)	(0.06)
Interest Rates Non-U.S.	(442,809)	(0.53)
Metals	18,160	0.02
Softs	(7,988)	(0.01)
Total futures contracts purchased	1,993,022	2.40
Futures Contracts Sold
Currencies	654,768	0.79
Energy	239,778	0.29
Indices	(264,900)	(0.32)
Interest Rates U.S.	115,254	0.14
Interest Rates Non-U.S.	3,135,948	3.78
Livestock	408,020	0.49
Softs	(233,470)	(0.28)
Total futures contracts sold	4,055,398	4.89
Unrealized Appreciation on Forward Contracts
Metals	277,393	0.33
Total unrealized appreciation on forward contracts	277,393	0.33
Unrealized Depreciation on Forward Contracts
Metals	(62,243)	(0.07)
Total unrealized depreciation on forward contracts	(62,243)	(0.07)
Total fair value	$6,263,570	7.55%

Percentages are based on Partners’ Capital unless otherwise indicated.

See accompanying notes to financial statements.

Smith Barney Tidewater Futures Fund L.P.
Condensed Schedule of Investments
December 31, 2005

	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Currencies	$(138,700)	(0.26)%
Energy	(501,434)	(0.95)
Grains	221,773	0.42
Indices	(741,458)	(1.40)
Interest Rates Non-U.S.	265,096	0.50
Livestock	137,020	0.26
Metals	873,400	1.65
Softs	1,825,085	3.44
Total futures contracts purchased	1,940,782	3.66
Futures Contracts Sold
Currencies	(189,870)	(0.36)
Grains	(222,355)	(0.42)
Interest Rates U.S.	(239,900)	(0.45)
Interest Rates Non-U.S.	129,118	0.24
Livestock	117,990	0.22
Softs	(39,700)	(0.07)
Total futures contracts sold	(444,717)	(0.84)
Unrealized Appreciation on Forward Contracts
Metals	7,266,039	13.70
Total unrealized appreciation on forward contracts	7,266,039	13.70
Unrealized Depreciation on Forward Contracts
Metals	(3,473,897)	(6.55)
Total unrealized depreciation on forward contracts	(3,473,897)	(6.55)
Total fair value	$5,288,207	9.97%

Percentages are based on Partners’ Capital unless otherwise indicated.

See accompanying notes to financial statements.

Smith Barney Tidewater Futures Fund L.P.
Statements of Income and Expenses
for the years ended
December 31, 2006, 2005 and 2004

	2006	2005	2004
Income:
Net gains (losses) on trading of commodity interests:
Realized gains (losses) on closed positions and foreign currencies	$14,287,000	$(1,461,152)	$10,159,492
Change in unrealized gains (losses) on open positions	975,363	3,973,461	(3,354,186)
	15,262,363	2,512,309	6,805,306
Interest income (Note 3c)	2,548,664	1,063,116	376,268
	17,811,027	3,575,425	7,181,574
Expenses:
Brokerage commissions including clearing fees of $111,812, $107,650, and $55,528 respectively (Note 3c)	4,830,155	3,232,946	2,699,059
Management fees (Note 3b)	1,401,761	918,656	765,497
Incentive fees (Note 3b)	2,491,599	—	811,428
Professional fees	47,077	33,263	24,716
Other expenses	33,101	33,730	5,153
	8,803,693	4,218,595	4,305,853
Net income (loss)	$9,007,334	$(643,170)	$2,875,721
Net income (loss) per Redeemable Unit of Limited Partnership Interest and General Partner Unit equivalent (Notes 1 and 6)	$319.88	$(64.69)	$108.68

See accompanying notes to financial statements.

Smith Barney Tidewater Futures Fund L.P.
Statements of Changes in Partners’ Capital
for the years ended December 31, 2006, 2005 and 2004

	Limited Partners	General Partner	Total
Partners’ Capital at December 31, 2003	$33,483,925	$414,844	$33,898,769
Net income	2,854,314	21,407	2,875,721
Sale of 8,371.9690 Redeemable Units of Limited Partnership Interest	16,870,000	—	16,870,000
Redemption of 4,333.4003 Redeemable Units of Limited Partnership Interest	(9,051,915)	—	(9,051,915)
Partners’ Capital at December 31, 2004	44,156,324	436,251	44,592,575
Net (loss)	(630,428)	(12,742)	(643,170)
Sale of 7,799.0026 Redeemable Units of Limited Partnership Interest	15,621,000	—	15,621,000
Redemption of 3,273.8470 Redeemable Units of Limited Partnership Interest	(6,551,020)	—	(6,551,020)
Partners’ Capital at December 31, 2005	52,595,876	423,509	53,019,385
Net income	8,944,326	63,008	9,007,334
Sale of 15,249.1250 Redeemable Units of Limited Partnership Interest	36,022,000	—	36,022,000
Redemption of 6,316.3564 Redeemable Units of Limited Partnership Interest	(15,078,041)	—	(15,078,041)
Partners’ Capital at December 31, 2006	$82,484,161	$486,517	$82,970,678

Net Asset Value per Redeemable Unit:

2004	$2,214.75
2005	$2,150.06
2006	$2,469.94

See accompanying notes to financial statements.

Smith Barney Tidewater Futures Fund L.P.
Statements of Cash Flows
for the years ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Cash flows from operating activities:
Net Income (loss)	$9,007,334	$(643,170)	$2,875,721
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Changes in operating assets and liabilities:
(Increase) decrease in restricted cash	(3,078,170)	902,924	(6,164,754)
(Increase) decrease in net unrealized appreciation on open futures positions	(4,552,355)	(645,183)	1,546,304
(Increase) decrease in unrealized appreciation on open forward contracts	6,988,646	(5,031,565)	1,826,950
(Increase) decrease in commodity options	—	—	558,250
(Increase) decrease in interest receivable	(145,695)	(60,921)	(42,878)
Increase (decrease) in unrealized depreciation on open forward contracts	(3,411,654)	1,703,287	77,532
Accrued expenses:
Increase (decrease) in brokerage commissions	168,860	35,265	60,915
Increase (decrease) in management fees	51,709	10,769	18,698
Increase (decrease) in incentive fees	—	(165,251)	(1,875,322)
Increase (decrease) in professional fees	4,172	(32,673)	(32,756)
Increase (decrease) in other	(17,324)	44,640	(253)
Net cash provided by (used in) operating activities	5,015,523	(3,881,878)	(1,151,593)
Cash flows from financing activities:
Proceeds from additions - Limited Partners	36,022,000	15,621,000	16,870,000
Payments for redemptions - Limited Partners	(13,030,804)	(8,612,633)	(6,752,737)
Net cash provided by (used in) financing activities	22,991,196	7,008,367	10,117,263
Net change in unrestricted cash	28,006,719	3,126,489	8,965,670
Unrestricted cash, at beginning of year	33,965,961	30,839,472	21,873,802
Unrestricted cash, at end of year	$61,972,680	$33,965,961	$30,839,472

See accompanying notes to financial statements.

Smith Barney Tidewater Futures Fund L.P.
Notes to Financial Statements

1.	Partnership Organization:

Smith Barney Tidewater Futures Fund L.P. (the ‘‘Partnership’’) is a limited partnership which was initially organized on February 23, 1995 under the partnership laws of the State of New York to engage in the speculative trading of a diversified portfolio of commodity interests including futures contracts, options and forward contracts. The commodity interests that are traded by the Partnership are volatile and involve a high degree of market risk. The Partnership was authorized to sell an unlimited number of redeemable units of Limited Partnership Interest (‘‘Redeemable Units’’) during its initial offering period. The Partnership continues to offer Redeemable Units.

Citigroup Managed Futures LLC acts as the general partner (the ‘‘General Partner’’) of the Partnership. The Partnership’s commodity broker is Citigroup Global Markets Inc. (‘‘CGM’’). CGM is an affiliate of the General Partner. The General Partner is wholly owned by Citigroup Global Markets Holdings Inc. (‘‘CGMHI’’), which is the sole owner of CGM. CGMHI is a wholly owned subsidiary of Citigroup Inc.

The General Partner and each limited partner share in the profits and losses of the Partnership in proportion to the amount of partnership interest owned by each except that no limited partner shall be liable for obligations of the Partnership in excess of their initial capital contribution and profits, if any, net of distributions.

The Partnership will be liquidated upon the first to occur of the following: December 31, 2015; when the Net Asset Value of a Redeemable Unit decreases to less than $400 per Redeemable Unit as of the close of business on any business day; a decline in net assets after trading commences to less than $1,000,000; or under certain circumstances as defined in the Limited Partnership Agreement.

2.	Accounting Policies:

a.	All commodity interests (including derivative financial instruments and derivative commodity instruments) are used for trading purposes. The commodity interests are recorded on trade date and open contracts are recorded in the statements of financial condition at fair value on the last business day of the year, which represents market value for those commodity interests for which market quotations are readily available. Investments in commodity interests denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing on the last business day of the year. Realized gains (losses) and changes in unrealized gains (losses) on open positions are recognized in the period in which the contract is closed or the changes occur and are included in net gains (losses) on trading of commodity interests.

b.	The Partnership may purchase and write (sell) options. An option is a contract allowing, but not requiring, its holder to buy (call) or sell (put) a specific or standard commodity or financial instrument at a specified price during a specified time period. The option premium is the total price paid or received for the option contract. When the Partnership writes an option, the premium received is recorded as a liability in the statements of financial condition and marked to market daily. When the Partnership purchases an option, the premium paid is recorded as an asset in the statements of financial condition and marked to market daily.

c.	Income taxes have not been provided as each partner is individually liable for the taxes, if any, on their share of the Partnership’s income and expenses.

d.	The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Smith Barney Tidewater Futures Fund L.P.
Notes to Financial Statements

3.	Agreements:

a.	Limited Partnership Agreement:

The General Partner administers the business and affairs of the Partnership including selecting one or more advisors to make trading decisions for the Partnership.

b.	Management Agreement:

The General Partner, on behalf of the Partnership, has entered into a Management Agreement with Chesapeake Capital Corporation (the ‘‘Advisor’’), a registered commodity trading advisor. The Advisor is not affiliated with the General Partner or CGM and is not responsible for the organization or operation of the Partnership. As compensation for services, the Partnership is obligated to pay the Advisor a monthly management fee of 1/6 of 1% (2% per year) of month-end Net Assets managed by the Advisor. Month-end Net Assets, for the purpose of calculating management fees are Net Assets, as defined in the Limited Partnership Agreement, prior to the reduction of redemptions and incentive fees.

In addition, the Partnership is obligated to pay an incentive fee, payable quarterly, equal to 23% of the New Trading Profits, as defined in the Management Agreements, of the Partnership.

c.	Customer Agreement:

The Partnership has entered into a Customer Agreement with CGM whereby CGM provides services which include, among other things, the execution of transactions for the Partnership’s account in accordance with orders placed by the Advisor. The Partnership is obligated to pay a monthly brokerage fee to CGM equal to 13/24 of 1% (6.5% per year) of month-end Net Assets, in lieu of brokerage commissions on a per trade basis. Month-end Net Assets, for the purpose of calculating commissions are Net Assets, as defined in the Limited Partnership Agreement, prior to the reduction of accrued expenses and redemptions payable. A portion of this fee is paid to CGM’s financial advisors who have sold Redeemable Units of the Partnership. This fee does not include exchange, give-up, user, clearing, floor brokerage and National Futures Association fees which will be borne by the Partnership. All of the Partnership’s assets are deposited in the Partnership’s account at CGM. The Partnership’s cash is deposited by CGM in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. At December 31, 2006 and 2005, the amount of cash held for margin requirements was $17,495,259 and $14,417,089, respectively. CGM will pay the Partnership interest on 80% of the average daily equity maintained in cash in its account during each month at a 30-day U.S. Treasury Bill rate determined weekly by CGM based on the average non-competitive yield on 3-month U.S. Treasury Bills maturing in 30 days from the date on which such weekly rate is determined. The Customer Agreement between the Partnership and CGM gives the Partnership the legal right to net unrealized gains and losses. The Customer Agreement may be terminated by either party.

4.	Trading Activities:

The Partnership was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity instruments. The results of the Partnership’s trading activities are shown in the statements of income and expenses.

All of the commodity interests owned by the Partnership are held for trading purposes. The average fair value during the years ended December 31, 2006 and 2005, based on a monthly calculation, was $4,463,565 and $2,521,678, respectively.

Smith Barney Tidewater Futures Fund L.P.
Notes to Financial Statements

5.	Distributions and Redemptions:

Distributions of profits, if any, will be made at the sole discretion of the General Partner; however, a limited partner may redeem all or some of their Redeemable Units (minimum ten Redeemable Units) at the Net Asset Value thereof as of the last day of any month on fifteen days written notice to the General Partner, provided that no redemption may result in the limited partner holding fewer than ten Redeemable Units after such redemption is effected.

6.	Financial Highlights:

Changes in the Net Asset Value per Redeemable Unit of Limited Partnership Interest for the years ended December 31, 2006, 2005 and 2004 are as follows:

	2006	2005	2004
Net realized and unrealized gains (losses)*	$382.09	$(67.50)	$175.10
Interest income	86.97	46.09	19.05
Expenses**	(149.18)	(43.28)	(85.47)
Increase (decrease) for the year	319.88	(64.69)	108.68
Net asset value per Redeemable Unit, beginning of year	$2,150.06	2,214.75	2,106.07
Net asset value per Redeemable Unit, end of year	$2,469.94	$2,150.06	$2,214.75
* Includes brokerage commissions. ** Excludes brokerage commissions.

Ratios to Average Net Assets:
Net investment loss before incentive fees***	(5.6)%	(7.0)%	(8.4)%
Operating expenses	9.4%	9.3%	9.4%
Incentive fees	3.7%	—%	2.2%
Total expenses	13.1%	9.3%	11.6%
Total return:
Total return before incentive fees	18.3%	(2.9)%	7.1%
Incentive fees	(3.4)%	—%	(1.9)%
Total return after incentive fees	14.9%	(2.9)%	5.2%
*** Interest income less total expenses (exclusive of incentive fees).

The above ratios may vary for individual investors based on the timing of capital transactions during the year. Additionally, these ratios are calculated for the limited partner class using limited partners’ share of income, expenses and average net assets.

7.	Financial Instrument Risks:

In the normal course of its business, the Partnership is party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments may include forwards, futures and options, whose values are based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash flows, to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may be traded on an exchange or over-the-counter (‘‘OTC’’). Exchange traded instruments are standardized and include

Smith Barney Tidewater Futures Fund L.P.
Notes to Financial Statements

futures and certain option contracts. OTC contracts are negotiated between contracting parties and include forwards and certain options. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange traded instruments because of the greater risk of default by the counterparty to an OTC contract.

Market risk is the potential for changes in the value of the financial instruments traded by the Partnership due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk with respect to exchange traded instruments is reduced to the extent that an exchange or clearing organization acts as a counterparty to the transactions. The Partnership’s risk of loss in the event of counterparty default is typically limited to the amounts recognized in the statements of financial condition and not represented by the contract or notional amounts of the instruments. The Partnership has credit risk and concentration risk because the sole counterparty or broker with respect to the Partnership’s assets is CGM.

The General Partner monitors and controls the Partnership’s risk exposure on a daily basis through financial, credit and risk management monitoring systems, and accordingly believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Partnership is subject. These monitoring systems allow the General Partner to statistically analyze actual trading results with risk adjusted performance indicators and correlation statistics. In addition, on-line monitoring systems provide account analysis of futures, forwards and options positions by sector, margin requirements, gain and loss transactions and collateral positions.

The majority of these instruments mature within one year of December 31, 2006. However, due to the nature of the Partnership’s business, these instruments may not be held to maturity.

CITIGROUP MANAGED FUTURES LLC
731 Lexington Avenue • 25th Floor
New York, NY 10022-4614

Publication #17

©	2006 Citigroup Global Markets Inc. All rights reserved.
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